EXHIBIT 99.1

MEDIA CONTACT:	Tricia Ingraham
330-796-8517
ANALYST CONTACT:	Barb Gould
330-796-8576

FOR IMMEDIATE RELEASE

Goodyear Reports Record Sales, Positive Net Income in 2005 First Quarter

•	Record first quarter sales of $4.8 billion, up 11 percent

•	Fourth consecutive quarter of positive net income, $68 million, 35 cents per share

•	Segment operating income improves 61 percent

•	North American Tire earnings increase by $35 million

•	North American Tire replacement volume up nearly 8 percent

      AKRON, Ohio, May 4, 2005 – The Goodyear Tire & Rubber Company today reported first quarter results reflecting its continued momentum and focus on profitable growth. The company achieved positive net income for the fourth consecutive quarter, as well as stronger year-over-year segment operating income for the sixth consecutive quarter.

      Goodyear reported net income of $68 million (35 cents per share) compared to a net loss of $78 million (45 cents per share) in the first quarter of 2004. Net income was driven by stronger operating income in all of the company’s tire businesses, which offset an increase in raw material costs of approximately $119 million compared to the first quarter of 2004. All per share amounts are diluted.

      Sales were $4.8 billion, a first-quarter record, reflecting an 11 percent increase from $4.3 billion in the prior-year period. Sales increased compared to the 2004 period due to higher pricing, a more-favorable product mix and favorable currency translation of approximately $126 million.

      Tire unit volume in the first quarter of 2005 was 55.9 million units, up 200,000 from 2004. The change was driven by a 7.9 percent increase in our key North American replacement markets, offset by lower consumer original equipment volumes of 8.7 percent in North America and the European Union.

      “By continuing to focus our resources on driving improvements in targeted markets, we see the benefits in both increasing competitiveness and earnings,” said Robert J. Keegan, chairman and chief executive officer. “Our first quarter earnings improvement was driven by the European Union, North American, Latin American and Asia/Pacific tire businesses, and our growth took place in a difficult environment of rapidly rising raw material costs.”

      The 2005 quarter includes net after-tax gains of $7 million (3 cents per share) from reversals of rationalization charges. The quarter also includes net after-tax charges of $12 million (6 cents per share) related to general and product liability – discontinued products.

      The 2004 quarter included after-tax rationalization charges of $20 million (11 cents per share); an after-tax charge of $15 million (9 cents per share) related to external professional fees associated with the previously disclosed accounting investigation; and net after-tax charges of $12 million (7 cents per share) relating primarily to a fire at a European tire manufacturing facility, and $9 million (5 cents per share) related to general and product liability – discontinued products.

      “I have confidence in our future as a result of the changes we have made to Goodyear’s business structure and our demonstrated ability to execute against stated objectives,” Keegan said.

      While the company anticipates that its operating performance for the balance of the year will exceed its performance in the comparable period of 2004, the rate of gain is expected to be less than the first quarter.

Business Segments

      Total segment operating income was $292 million, a 61 percent increase compared to $181 million in the 2004 period. See the note at the end of this release for further explanation and a reconciliation table.

      Goodyear’s Chemicals business segment was consolidated into the company’s North American Tire business segment starting January 1, 2005. Total segment operating income no longer includes the impact of income from inter-company Chemical business transactions. Results for 2004 have been revised to reflect the consolidation.

      All five of Goodyear’s tire business units achieved improved segment operating income compared to the 2004 first quarter. Higher selling prices, improved product mix, the positive impact of currency translation and cost reduction actions drove the gain.

North American Tire	First Quarter
(in millions)	2005	2004
Tire Units	25.4	24.8
Sales	$2,138	$1,938
Segment Operating Income (Loss)	11	(24)
Segment Operating Margin	0.5%	(1.2)%

      North American Tire sales increased 10 percent compared to the first quarter of 2004. Volume increases and favorable pricing and product mix drove the sales increase, particularly in the consumer replacement business, where units increased 7.9 percent, and in the commercial replacement and original equipment businesses, where volume was up 14.9 percent.

      North American Tire achieved its fourth consecutive quarter of positive operating income through improved pricing and product mix, higher volume, and cost reduction activities. Raw material costs increased approximately $64 million in the quarter.

European Union Tire	First Quarter
(in millions)	2005	2004
Tire Units	16.0	16.3
Sales	$1,198	$1,111
Segment Operating Income	107	70
Segment Operating Margin	8.9%	6.3%

      European Union Tire’s 8 percent sales growth was driven by the favorable impact of currency translation of about $61 million, as well as improved price and product mix. Volume decreased primarily due to weakness in the consumer original equipment market.

      Segment operating income increased 53 percent during the quarter due to improved pricing and product mix, as well as lower selling and distribution expense. Raw material costs increased approximately $16 million in the quarter.

Eastern Europe, Middle East and
Africa Tire	First Quarter
(in millions)	2005	2004
Tire Units	4.8	4.6
Sales	$340	$283
Segment Operating Income	47	43
Segment Operating Margin	13.8%	15.2%

      Eastern Europe, Middle East and Africa Tire’s sales increased 20 percent from 2004 due to the positive impact of currency translation, improved pricing, product mix and volume. Currency movements favorably affected sales by about $30 million during the quarter.

      Segment operating income increased 9 percent in the quarter as a result of pricing and mix improvements and stronger volume. Both sales and income benefited from strong replacement market volume, price increases in emerging markets and continued growth in premium brands. Raw material costs increased approximately $9 million in the quarter.

Latin American Tire	First Quarter
(in millions)	2005	2004
Tire Units	5.0	4.9
Sales	$348	$303
Segment Operating Income	87	62
Segment Operating Margin	25.0%	20.5%

      Latin American Tire’s sales increased 15 percent in the first quarter as a result of improved pricing and product mix, and the favorable effect of currency translation of about $15 million.

      Segment operating income increased 40 percent in the quarter due to improved pricing and product mix, and positive currency translation of approximately $8 million. Raw material costs increased about $16 million in the quarter.

Asia/Pacific Tire	First Quarter
(in millions)	2005	2004
Tire Units	4.7	5.1
Sales	$341	$323
Segment Operating Income	19	8
Segment Operating Margin	5.6%	2.5%

      Asia/Pacific Tire achieved a 6 percent sales increase in the first quarter due to improved pricing and product mix. Volume decreased primarily due to the South Pacific Tyres joint venture in Australia.

      Segment operating income more than doubled compared to 2004 primarily due to pricing and product mix improvements. Raw material costs increased approximately $8 million in the quarter.

Engineered Products	First Quarter
(in millions)	2005	2004
Sales	$402	$344
Segment Operating Income	21	22
Segment Operating Margin	5.2%	6.4%

      Engineered Products’ sales in 2005’s first quarter increased 17 percent largely due to improved volume, mainly in the industrial and military channels, and favorable currency translation of approximately $8 million. These factors were partially offset by weakness in North American original equipment automotive markets of approximately $2 million.

      Segment operating income decreased 5 percent compared to the 2004 period primarily due to higher manufacturing costs, raw material cost increases of about $7 million and higher administrative costs, offset somewhat by stronger volume and product mix.

Conference Call

      Goodyear will hold an investor conference call on Thursday, May 5, at 9 a.m. EDT. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.

      Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer.

      Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. that day. A taped replay of the conference call will be available at 2 p.m. by calling (706) 634-4556. The call replay will also remain available on the Web site.

      Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs about 80,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. Factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Income

(In millions, except per share)

	First Quarter
	Ended March 31
	2005	2004
	(unaudited)
Net Sales	$4,767	$4,302

Cost of Goods Sold	3,819	3,477
Selling, Administrative and General Expense	686	682
Rationalizations	(8)	24
Interest Expense	102	84
Other (Income) and Expense	12	50
Minority Interest in Net Income (Loss) of Subsidiaries	21	6

Income (Loss) before Income Taxes	135	(21)
United States and Foreign Taxes on Income (Loss)	67	57

Net Income (Loss)	$68	$(78)

Per Share of Common Stock – Basic Net Income (Loss)	$0.39	$(0.45)

Average Shares Outstanding	176	175

Per Share of Common Stock – Diluted Net Income (Loss)	$0.35	$(0.45)

Average Shares Outstanding	208	175

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheet

(In millions)

	March 31	Dec. 31
	2005	2004
	(unaudited)
Assets

Current Assets:
Cash and Cash Equivalents	$1,732	$1,968
Restricted Cash	163	152
Accounts and Notes Receivable, less allowance – $142 ($144 in 2004)	3,698	3,427
Inventories
Raw Materials	617	543
Work in Progress	145	144
Finished Products	2,084	2,098

	2,846	2,785
Prepaid Expenses and Other Current Assets	300	300

Total Current Assets	8,739	8,632
Long Term Accounts and Notes Receivable	188	289
Investments in Affiliates	29	35
Other Assets	72	78
Goodwill	698	720
Other Intangible Assets	158	163
Deferred Income Taxes	83	83
Deferred Pension Costs	804	830
Deferred Charges	225	248
Properties and Plants, Less Accumulated Depreciation – $7,872 ($7,836 in 2004)	5,289	5,455

Total Assets	$16,285	$16,533

Liabilities
Current Liabilities:
Accounts Payable – Trade	$1,854	$1,979
Compensation and Benefits	1,095	1,042
Other Current Liabilities	511	590
United States and Foreign Taxes	296	271
Notes Payable	258	221
Long Term Debt and Capital Leases Due Within One Year	744	1,010

Total Current Liabilities	4,758	5,113
Long Term Debt and Capital Leases	4,662	4,449
Compensation and Benefits	5,057	5,064
Deferred an Other Non Current Taxes	399	406
Other Long Term Liabilities	532	582
Minority Equity in Subsidiaries	833	846

Total Liabilities	16,241	16,460
Commitment and Contingent Liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized 50 shares, unissued	—	—
Common Stock, no par value:
Authorized 300 shares Outstanding Shares – 176 (176 in 2004) After Deducting 20 Treasury Shares (20 in 2004)	176	176
Capital Surplus	1,394	1,392
Retained Earnings	1,138	1,070
Accumulated Other Comprehensive Income (Loss)	(2,664)	(2,565)

Total Shareholders’ Equity	44	73

Total Liabilities and Shareholders’ Equity	$16,285	$16,533

Total Segment Operating Income Reconciliation Table

(In millions)	First Quarter
	Ended March 31
	(unaudited)
	2005	2004
Total Segment Operating Income	$292	$181
Rationalizations and asset sales	21	(21)
Interest Expense	(102)	(84)
Foreign Currency Exchange	(6)	(6)
Minority Interest in Net Income of Subsidiaries	(21)	(6)
Financing fees and financial instruments	(26)	(33)
General and product liability, discontinued products	(12)	(9)
Recovery (expense) for insurance fire loss deductibles2		(12)
Professional fees associated with restatement	(1)	(15)
Other	(12)	(16)

Income (Loss) Before Income Taxes	$135	$(21)
US and Foreign taxes on income	67	57

Net Income (Loss)	$68	$(78)

Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s strategic business units (“SBUs”) and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBUs segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

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